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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Clear Channel Communications, Inc.:

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Communications, Inc. filed on November 13, 2000 (Reg. No. 333-49702) of our report dated October 15, 2002, relating to the statements of net assets as of April 30, 2002 and December 31, 2001, and the statement of changes in net assets available for benefits for the four months ended April 30, 2002, of the Clear Channel Outdoor, Inc. 401(k) Plan (formerly the Eller Media Company 401(k) Plan), which appears in the Annual Report on Form 11-K of the Clear Channel Outdoor, Inc. 401 (k) Plan dated October 25, 2002.

/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
October 24, 2002